SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ROYAL FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                Nevada                                 13-3961109
    (State or other jurisdiction)         (I.R.S. employer identification no.)

              1000 Ballpark Way, Suite 210, Arlington, Texas 76011
               (Address of principal executive offices) (Zip code)

               ROYAL FINANCIAL CORPORATION 1999 STOCK OPTION PLAN
                            (Full title of the plan)

                               Michael J. Pilgrim
              1000 Ballpark Way, Suite 210, Arlington, Texas 76011
                     (Name and address of agent for service)

                                 With copies to:
                             Richard S. Heller, Esq.
                             Shustak Jalil & Heller
                  545 Madison Avenue, New York, New York 10022

    Telephone number, including area code, of agent for service: 817-861-4000

      This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

                         CALCULATION OF REGISTRATION FEE

Title of                       Proposed            Proposed
Securities       Amount        maximum offering    maximum          Amount of
to be            to be         price per           aggregate        Registration
registered       registered    share (1)           offering price   fee

Common Stock        50,000     $ 4.25              $  212,500         $ 59.07
($.001 par          20,000       2.75                  55,000           15.29
 value)          1,230,000       2.25               2,767,500          769.36
                   150,000       2.00                 300,000           83.40
                   198,667       1.00                 198,667           55.22
                   300,000        .01                   3,000             .84

Total:           1,948,667     $ 2.00              $3,536,667         $983.19

(1) Estimated pursuant to Rule 457 solely for the purpose of determining the registration fee. The price is based upon the exercise price of the outstanding but unexercised options.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      Royal Financial Corporation (the "Registrant") hereby incorporates by reference in this registration statement the following documents:

      (a) The Registrant's effective registration statement on Form 10-SB as filed with the Securities and Exchange Commission.

      (b) Inapplicable.

      (c) The description of the Registrant's Shares, $.001 par value, which is contained in the Company's registration statement on Form 10-SB as filed with the Securities and Exchange Commission.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

      The class of securities to be offered is registered under Section 12(g) of the Exchange Act.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      Inapplicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article XII of the Registrant's Certificate of Incorporation states:

            Twelfth. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

      Article V of the Registrant's By Laws states:

            1. The corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the Corporations request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of stockholders or otherwise.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

      Inapplicable.

Item 8. EXHIBITS

      The following is a complete list of exhibits filed as part of this Registration Statement and which are incorporated herein:

4.1 Royal Financial Corporation's 1999 Stock Option Plan as approved by the Board of Directors on March 15, 1999.

5     Opinion of Shustak Jalil & Heller regarding legality.

23.1  Consent of Shustak Jalil & Heller (included in Exhibit 5).

23.2  Consent of Grant Thornton LLP

23.3  Consent of William C. Spore & Company, P.C.

Item 9. UNDERTAKINGS

      (a) The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Tarrant, State of Texas on March 29, 1999.

ROYAL FINANCIAL CORPORATION


By:/s/ Michael J. Pilgrim
   ------------------------
MICHAEL J. PILGRIM
President, Chief Executive Officer and Chairman

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 29, 1999.

Signature                                    Title


/s/ Michael J. Pilgrim          President, Chief Executive Officer and Chairman
--------------------------
Michael J. Pilgrim


/s/ David E. Wentsch            Vice President and Director
--------------------------
David E. Wentsch


/s/ Mark J. Teinert             Secretary, Treasurer and Director
--------------------------
Mark J. Teinert


/s/ Richard Bergner             Director
--------------------------
Richard Bergner


/s/ Susan M. Stein              Vice President of Finance
--------------------------
Susan M. Stein

                                  EXHIBIT INDEX

4.1 Royal Financial Corporation's 1999 Stock Option Plan as approved by the Board of Directors on March 15, 1999.

5.    Opinion of Shustak Jalil & Heller regarding legality.

23.1  Consent of Shustak Jalil & Heller (included in Exhibit 5).

23.2  Consent of Grant Thornton, LLP.

23.3  Consent of William C. Spore & Company, P.C.